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                                                                EXECUTION COPY
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                                SECOND AMENDMENT


                                       TO


                          AGREEMENT AND PLAN OF MERGER


                                  by and among



                                  CONRAIL INC.,

                           a Pennsylvania corporation,



                            GREEN ACQUISITION CORP.,

                           a Pennsylvania corporation,


                                       and


                                CSX CORPORATION,

                             a Virginia corporation,


                         Dated as of December 18, 1996.
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              SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of
December 18, 1996 (this "Second Amendment"), by and among CONRAIL INC., a Pennsylvania corporation ("Green"), GREEN ACQUISITION CORP., a Pennsylvania corporation and a wholly owned subsidiary of White ("Tender Sub"), and CSX CORPORATION, a Virginia corporation ("White").

                                   WITNESSETH:

              WHEREAS, Green, Tender Sub and White have entered into an Agreement and Plan of Merger, dated as of October 14, 1996 (the "October 14 Merger Agreement");

              WHEREAS, Green, Tender Sub and White have entered into a First Amendment to the Merger Agreement, dated as of November 5, 1996 (the "First Amendment", and the Merger Agreement, as amended thereby, the "Merger Agreement"), pursuant to which Tender Sub has made certain amendments to the October 14 Merger Agreement;

              WHEREAS, pursuant to the Merger Agreement, Tender Sub has consummated a cash tender offer for an aggregate of 17,860,124 shares of Green Common Stock and Green ESOP Preferred Stock and has commenced a cash tender offer for up to an aggregate of 18,344,845 shares of Green Common Stock and Green ESOP Preferred Stock;

              WHEREAS, pursuant to this Second Amendment, subject to the terms and conditions set forth herein, following such offers, a wholly owned Pennsylvania subsidiary of Tender Sub ("Merger Sub") will merge with and into Green in a transaction (the "First Merger") in which each shareholder of Green (excluding White, Tender Sub and its affiliates) shall retain a percentage of their respective shareholdings of Green such that the amount not retained, when aggregated with all shares of Green Common Stock then owned by White, Tender Sub or its affiliates, collectively represents 80% of the shares of Green's outstanding capital stock, and all shareholdings of such shareholder not so retained shall be converted into the right to receive the White securities as provided herein;

              WHEREAS, pursuant to this Second Amendment, subject to the terms and conditions set forth herein, following the First Merger, Green will merge with and into Tender Sub pursuant to Section 1924(b)(1)(ii) of the Pennsylvania Law in a transaction (the "Second Merger" and, together with the First Merger, the "Merger") in which all outstanding shares of capital stock of Green (other than those to be canceled, as provided herein) shall be converted into the right to receive the White securities as provided herein;

              WHEREAS, in consideration of Green's willingness to enter into this Second Amendment, White and Tender Sub are willing to make the amendments to the Merger Agreement set forth herein;

              WHEREAS, in consideration of White's and Tender Sub's


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willingness to enter into this Second Amendment, Green is willing to make the amendments to the Merger Agreement set forth herein;

              WHEREAS, the Board of Directors of Green has approved, and deems it advisable and in the best interests of Green to enter into, this Second Amendment;

              WHEREAS, the respective Boards of Directors of Tender Sub and White have approved, and deem it advisable and in the best interests of their respective shareholders to enter into, this Second Amendment; and

              WHEREAS, except as amended by this Second Amendment, the Merger Agreement shall remain in full force and effect;

              WHEREAS, capitalized terms used herein and not defined herein shall have the respective meanings given in the Merger Agreement;

              NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Second Amendment, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I


1.
              SECTION 1. The following is hereby added to the end of Section 1.2 of the Merger Agreement:

              (h) Green hereby approves of and consents to the Second Offer and represents that its Board of Directors, at a meeting duly called and held, has unanimously by the vote of all directors present (i) determined that this Agreement, as amended by the First Amendment and the Second Amendment, and the transactions contemplated hereby (including the Second Offer and the Merger) are in the best interests of Green, (ii) approved this Agreement, as amended by the First Amendment and the Second Amendment, and the transactions contemplated hereby (including the Second Offer and the Merger), such determination and approval constituting approval thereof by the Board of Directors for all purposes of the Pennsylvania Law, and (iii) resolved to recommend that shareholders of Green who desire to receive cash for a portion of their shares of Green Common Stock or Green ESOP Preferred Stock accept the Second Offer and tender their shares of Green Common Stock or Green ESOP Preferred Stock thereunder to Tender Sub and that all shareholders of Green approve and adopt this Agreement, as amended by the First Amendment and the Second Amendment, and the transactions contemplated hereby; provided, however, that prior to the purchase by Tender Sub of shares of Green Common Stock and Green ESOP Preferred Stock pursuant to the Second Offer, Green may modify, withdraw or change such recommendation, but only to the

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         extent that Green complies with Section 4.2 hereof. Green hereby consents to the inclusion in the tender offer documents relating to the Second Offer of the recommendations of Green's Board of Directors described in this Section.

              (i) Green has received the written opinions of each of the Green Advisors, each dated as of the date of the Second Amendment, to the effect that, as of such date, the consideration to be received by Green shareholders (other than Tender Sub and its affiliates) pursuant to the Amended Offer, the Second Offer and Merger, taken together, is fair from a financial point of view to such holders (the "Third Green Fairness Opinions"). Green has delivered to Tender Sub a copy of the Third Green Fairness Opinions.

              SECTION 2. Section 1.3, Section 1.4, Section 1.5, Section 1.6,
Section 1.7, Section 1.8 and Section 1.9 of the Merger Agreement are hereby deleted and replaced in their entirety with the following:

              SECTION 1.3 The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Law"), Merger Sub shall be merged with and into Green in the First Merger. Green shall be the surviving corporation of the First Merger and shall succeed to and assume all rights and obligations of Merger Sub in accordance with the Pennsylvania Law.

              (b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Law (including, without limitation, Section 1924(b)(1)(ii) thereof), on the first business day immediately following the First Effective Time, Green shall be merged with and into Tender Sub in the Second Merger. Tender Sub shall be the surviving corporation (the "Surviving Corporation") of the Second Merger and shall succeed to and assume all rights and obligations of Green in accordance with the Pennsylvania Law.

              SECTION 1.4 Closing. (a) The closing of the First Merger (the "Closing") shall take place at 5:00 p.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Article VI) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.1, unless another time or date is agreed to by the parties hereto. The Closing shall be held at such location in the City of New York as is agreed to by the parties hereto.

              (b) The closing of the Second Merger shall take place at 9:00 a.m. on the first business day


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         immediately following the Closing Date, subject to the satisfaction of the condition therefor set forth in Article VI, unless another time or date is agreed to by the parties hereto. The closing of the Second Merger shall be held at such location in the City of New York as is agreed to by the parties hereto.

              SECTION 1.5 Effective Time. (a) Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (such documents, collectively, the "First Articles of Merger") executed in accordance with the relevant provisions of the Pennsylvania Law and shall make all other filings or recordings as may be required under the Pennsylvania Law. The First Merger shall become effective at such time as the First Articles of Merger are duly filed with the Pennsylvania Department of State, or at such subsequent date or time as White and Green shall agree and shall be specified in the First Articles of Merger (the time the First Merger becomes effective being hereinafter referred to as the "First Effective Time").

              (b) Subject to the provisions of this Agreement, as soon as practicable on or after the closing of the Second Merger, the parties shall file articles of merger or other appropriate documents (such documents, collectively, the "Second Articles of Merger" and, together with the First Articles of Merger, the "Articles of Merger") executed in accordance with the relevant provisions of the Pennsylvania Law and shall make all other filings or recordings as may be required under the Pennsylvania Law. The Second Merger shall become effective at such time as the Second Articles of Merger are duly filed with the Pennsylvania Department of State, or at such subsequent date or time as White and Green shall agree and shall be specified in the Second Articles of Merger (the time the Second Merger becomes effective being hereinafter referred to as the "Second Effective Time").

              SECTION 1.6 Effects of the Merger. The Merger shall have the effects set forth in Chapter 19 of the Pennsylvania Law.

              SECTION 1.7 Articles of Incorporation and By-laws; Directors and Officers.

              (a) The articles of incorporation and by-laws of Green, as in effect immediately prior to the First Effective Time and the Second Effective Time, shall be the articles of incorporation and by-laws, respectively, of the surviving corporation of each of the First Merger and the Second Merger, respectively, until thereafter changed or amended as provided therein or by applicable law.

              (b) Subject to Section 1.8, the directors and


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         the officers of Green at the First Effective Time and the Second
         Effective Time shall, from and after such time, be the initial directors and officers, respectively, of the surviving corporation of each of the First Merger and the Second Merger, respectively, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the applicable surviving corporation.

              SECTION 1.8 Boards, Committees and Officers. At the Control Date, the Board of Directors, committees of the Board of Directors, composition of such committees (including chairmen thereof) and officers of White and/or the Surviving Corporation (as indicated on Exhibit A hereto) shall be as set forth on Exhibit A hereto until the earlier of the resignation or removal of any individual listed on or designated in accordance with Exhibit A or until their respective successors are duly elected and qualified, as the case may be, it being agreed that, if any director shall be unable to serve as a director (including as a member or chairman of any committee), the party which designated such individual as indicated in Exhibit A shall designate another individual to serve in such individual's place. If any officer listed on or appointed in accordance with Exhibit A ceases to be a full-time employee of Green or White, as applicable, prior to the Control Date, the parties shall agree upon another person to serve in such person's stead. The committees of the Board of Directors of White shall have such authority as may, subject to applicable law, be delegated to them by the Board of Directors of White.

              SECTION 1.9 Voting Trust. The parties agree that, (i) simultaneously with the purchase by White, Tender Sub or their affiliates of shares of Green Common Stock and Green ESOP Preferred Stock pursuant to the Amended Offer or the Second Offer, the Green Stock Option Agreement or otherwise, such shares of Green Common Stock (including pursuant to the automatic conversion of Green ESOP Preferred Stock) shall be deposited in a voting trust (the "Voting Trust") in accordance with the terms and conditions of a voting trust agreement substantially in the form attached hereto as Exhibit E and
         (ii) upon consummation of each of the First Merger and the Second Merger, all outstanding shares of common stock of the surviving corporation of such merger owned directly or indirectly by White, Tender Sub or their affiliates shall be deposited in the Voting Trust. Prior to the Control Date, the Voting Trust may not be modified or amended without the prior written approval of Green unless such modification or amendment is not inconsistent with this Agreement or the Option Agreements and is not adverse to Green or its shareholders (it being


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         understood that any change to the terms of the Voting Trust relating to voting rights or rights and restrictions relating to the transfer of such shares of Green Common Stock shall in any event require the prior approval of Green); provided that, notwithstanding the foregoing, the Voting Trust may be modified or amended in any manner without the prior written approval of Green at any time after the earlier of (i) December 31, 1998 and (ii) the date of STB denial. No power of White or Tender Sub provided for in the Voting Trust Agreement may be exercised in a manner which violates this Agreement.

              SECTION 3. Section 2.1 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

              SECTION 2.1 Conversion of Shares.

              (a) All shares of Common Stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the First Effective Time shall, at the First Effective Time, by virtue of the First Merger and without any action on the part of any person, become such number of duly authorized, validly issued, fully paid and nonassessable shares of common stock of Green as, when aggregated with all shares of Green Common Stock then owned by White, Tender Sub or its affiliates, represents 80% of the then outstanding capital stock of Green. Each share of Common Stock, par value $1.00 per share, of Tender Sub issued and outstanding immediately prior to the Second Effective Time shall, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any person, become one duly authorized, validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

              (b) (i) In the First Merger, such percentage of the respective shareholdings of each holder (other than White, Tender Sub or their affiliates) of shares of Green Common Stock and Green ESOP Preferred Stock which, when added to the shares of Green Common Stock then held by White, Tender Sub and its affiliates, represents 80% of the Shares issued and outstanding immediately prior to the Effective Time shall, at the First Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, be converted into the right to receive (x) such number of duly authorized, validly issued, fully paid and nonassessable shares of White Common Stock and such number of Shares of Convertible Preferred Stock of White that is duly authorized and validly issued and fully paid and nonassessable, having the terms determined as provided in clause (ii) below (each, a "White Merger Security" and, collectively, "White Merger Securities") or (y) cash, without interest thereon, as specified in


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Section 2.3 hereof (the "Per Share Merger Consideration"). Each share
(fractional or otherwise) of Green Common Stock issued and outstanding immediately prior to the Second Effective Time (other than shares of Green Common Stock to be canceled pursuant to Section 2.1(c) hereof) shall, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Merger Consideration.

              (ii) The White Merger Securities shall be convertible preferred stock of White having the terms set forth in Exhibit H hereto. The terms of the White Merger Securities that are not fixed pursuant to Exhibit H (such terms, determined as provided in clause (1) or (2) below, the "Other Terms"), shall not be inconsistent with the terms so fixed and shall be determined in accordance with the following procedure such that the number of shares of White Merger Securities to be distributed with respect to each share of Green Common Stock (including pursuant to the automatic conversion of the Green ESOP Preferred Stock) pursuant to clause (i) above shall have a value on a fully distributed basis, as of the date of the opinions referred to below, as close as possible equal to $16:

              (1) the Other Terms shall be determined by mutual agreement of two investment banking firms of national reputation, one selected by Green and one selected by White, such that in their respective opinions the White Merger Securities have a value on a fully distributed basis, as of the date of their opinions, equal to $16 per share of Green Common Stock; or

              (2) if such two investment banking firms are unable to agree on the Other Terms or if either such firm is unable to provide the opinion referred to in clause (1) above within four business days following the fifteenth business day prior to the date of the Green Merger Shareholders Meeting, each such investment banking firm within two business days following such four- business-day period shall propose its version of the Other Terms and shall mutually select a third investment banking firm of national reputation, and within four business days thereafter the third firm shall select the proposal of one or the other of the two firms that, in the opinion of the third firm, is the closer of the two proposals to giving the White Merger Securities a value on a fully distributed basis, as of the date of its opinion, equal to $16 per share of Green Common Stock.



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         The parties agree that the Other Terms shall be determined in accordance with the foregoing no later than five business days prior to the date of the Green Merger Shareholders Meeting.

              (c) In the First Merger, all shares of Green Common Stock owned by White, Tender Sub or its affiliates shall be retained. In the Second Merger, all shares of Green Common Stock that are owned by Green as treasury stock and any shares of Green Common Stock owned by White, Green or any of their respective subsidiaries shall, at the Second Effective Time, be canceled and retired and shall cease to exist, and, except as otherwise provided herein, no shares of White Common Stock, White Merger Securities or other consideration shall be delivered or owing in exchange therefor.

              (d) On and after the First Effective Time and the Second Effective Time, as applicable, holders of certificates ("Certificates") which immediately prior to such time represented issued and outstanding shares of Green Common Stock, including those issuable upon conversion of the shares of Green ESOP Preferred Stock (which conversion shall occur automatically pursuant to the terms of the Green Articles so that, no later than immediately prior to the First Effective Time, no shares of Green ESOP Preferred Stock shall be issued and outstanding), shall cease to have any rights as shareholders of Green, except the right to receive the Per Share Merger Consideration with respect to each share held.

              SECTION 4. Section 2.3(h) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

              (h) No certificates or scrip representing shares of White Common Stock issuable to a Green shareholder which would be fractional shares (when the consideration due such shareholder hereunder in the First Merger and the Second Merger are aggregated) shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to fractional shares shall be payable on or with respect to any such fractional share and any such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of White. In lieu of any such fractional share of White Common Stock, White shall pay to each former shareholder of Green who otherwise would be entitled to receive a fractional share of White Common Stock (when the consideration due such shareholder hereunder in the First Merger and the Second Merger are aggregated) an amount in cash determined by multiplying (i) the Average White Share Price on the date on which the First Effective Time occurs by (ii) the fractional interest in a share of White Common Stock to which such holder would otherwise be entitled. For purposes hereof, the "Average White Share Price" shall mean the average closing sales price, rounded to four


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         decimal points, of the White Common Stock as reported on the New York
         Stock Exchange Composite Tape, for the twenty (20) consecutive trading days ending on the trading day which is five (5) trading days prior to the First Effective Time.

              SECTION 5. (a) The words "Effective Time" in Section 4.1, Section 5.4, Section 5.7, Section 5.16(b) and Section 7.4 of the Merger Agreement and "consummation of the Merger" in Section 5.16(a) of the Merger Agreement are hereby deleted and replaced with the words "Control Date".

              (b) The words "Effective Time" in the Merger Agreement (except as part of "First Effective Time" or "Second Effective Time") shall be deemed to refer to the words "First Effective Time", other than in the first and second sentences of Section 2.4 and in Section 2.6, which shall be deemed to refer to the words "Second Effective Time".

              (c) The words "Effective Date" in the first sentence of Section
2.3 of the Merger Agreement are hereby deleted and replaced in their entirety with the words "in the Merger".

              (d) The words "Section 2.1(a)" in the second sentence of Section
2.4 of the Merger Agreement are hereby deleted and replaced in their entirety with the words "Section 2.1(b)".

              (e) Notwithstanding the provisions of Section 5.1(e) of the Merger Agreement, White shall not be obligated to effect the change of name to be contained in the Amended White Articles, as contemplated by Exhibit A, until the Control Date.

              SECTION 6. (a) The words "or White Merger Securities" are hereby added immediately following the words "White Common Stock" in Section 2.10 of the Merger Agreement.

              (b) The words "and White Merger Securities" are hereby added immediately following the words "White Common Stock" in Section 2.2, Section 2.3 (other than Section 2.3(b) and Section 2.3(h)), Section 2.4, Section 2.6,
Section 2.8, Section 2.9, Section 2.11, Section 3.1(f), Section 3.2(d), Section 5.1(a) and Section 5.6(c) of the Merger Agreement.

              SECTION 7. The first sentence of Section 2.3(b) is hereby deleted and replaced in its entirety with the following: "If Stock Elections are received for a number of shares of Green Common Stock that is 60% or less of the outstanding shares of Green Common Stock, each share of Green Common Stock covered by a Stock Election shall be converted in the Merger into (i) 1.85619 shares of White Common Stock (the "Common Stock Conversion Ratio") and (ii) such number or amount of White Merger Securities determined pursuant to Section 2.1(b)(ii) (the "White Merger Security Conversion Ratio" and, together with the Common Stock Conversion Ratio, the "Conversion Ratios")".

              SECTION 8. Section 5.6(a)(i) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:



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              (i)(A) With respect to all outstanding Green Employee Stock
         Options granted under Green Stock Plans, which, immediately prior to the First Effective Time, are vested (the "Vested Green Employee Stock Options"), adjust the terms of such Vested Green Employee Stock Options as necessary to provide that, at the First Effective Time, each Vested Green Employee Stock Option outstanding immediately prior to the First Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Vested Green Employee Stock Option, the same number of shares of White Common Stock as the holder of such Vested Green Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Vested Green Employee Stock Option in full immediately prior to the First Effective Time and had the holder received additional White Common Stock, in lieu of White Merger Securities, of equivalent value to such White Merger Securities (based, for this purpose, upon an assumed $16 value for the White Merger Securities deliverable in respect of each share of Green Common Stock and a per share price of White Common Stock based upon the average per share closing price of White Common Stock reported on the New York Stock Exchange Composite Tape for the five consecutive trading days preceding the First Effective Time), at a price per share of (x) White Common Stock equal to (A) the aggregate exercise price for the shares of Green Common Stock otherwise purchasable pursuant to such Vested Green Employee Stock Option divided by (B) the aggregate number of shares of White Common Stock deemed purchasable pursuant to such Vested Green Employee Stock Option (each, as so adjusted, an "Adjusted Option"); provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

              (B) With respect to all outstanding Green Employee Stock Options granted under Green Stock Plans which, immediately prior to the First Effective Time, are unvested ("Other Green Options"), adjust the terms of such Other Green Options to provide that in no event shall any Other Green Option become exercisable prior to the date that the STB approval is obtained, in which case, such Other Green Options will then be adjusted as provided in clause (a) above, or (y) the date following STB denial on which a disposition of shares held in the Voting Trust occurs pursuant to Paragraph 8 of the Voting Trust Agreement, in which case such Other Green Options will be exercisable solely for Green Common Stock (on such date or dates as provided in the option agreements evidencing such Other Green Options),


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         and such options will be equitably adjusted as necessary to preserve the value of such options in connection with any such disposition.

              (C) In lieu of any further option grants by Green on or after the First Effective Time, Green may grant incentive awards to its employees provided that (i) such awards are granted under arrangements which are in accordance with applicable law and (ii) such awards are of no greater aggregate value on the grant date than the aggregate value of the options which could otherwise have been awarded by Green by the Company pursuant to Section 4.1(a)(ii)(x)(A) hereof.

              (D) Notwithstanding any provision to the contrary herein, Green agrees that it shall not issue Green Common Stock or rights to acquire Green Common Stock for any reason following the First Merger without the prior consent of White.

              SECTION 9. Section 3.01(o) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

              (o) Tax Status. Neither Green nor any of its subsidiaries has taken any action or, as of the date hereof, is aware of any fact that would jeopardize the qualification of the Amended Offer, the Second Offer, the First Merger and the Second Merger, if integrated and treated as a single transaction, as a reorganization under Section 368 of the Code.

              SECTION 10. Section 3.02(o) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

              (o) Tax Status. Neither White, merger Sub, Tender Sub, or any subsidiary of White or Tender Sub has taken any action or, as of the date hereof, is aware of any fact that would jeopardize the qualification of the Amended Offer, the Second Offer, the First Merger and the Second Merger, if integrated and treated as a single transaction, as a reorganization under Section 368 of the Code.

              SECTION 11. The following is hereby added to the end of Section 4.1(a)(i) of the Merger Agreement:

         and provided further that, following the First Effective Time, subject to applicable legal restrictions and financial covenants contained in instruments relating to outstanding indebtedness, the surviving corporation of each of the First Merger and the Second Merger shall not decrease the aggregate amount of dividends and other distributions paid in respect of Green's outstanding capital stock from the level paid


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         immediately prior to the First Effective Time or the Second Effective
         Time, as applicable.

              SECTION 12. The last sentence of Section 4.1(c) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

              Without limiting the foregoing, Green and White shall use reasonable efforts to not, and to not permit any of their respective subsidiaries to, take any action that could reasonably be expected to impair, or delay in any material respect, obtaining the STB approval or complying with or satisfying the terms thereof.

              SECTION 13. The following is hereby added to the end of Section
4.1 of the Merger Agreement:

              (e) Additional Pre-Control Date Covenants of White. During the period from the Second Effective Time until the Control Date, White shall not, nor shall it permit any of its subsidiaries to (without the consent of Green):

                   (i) operate its railroad business other than in the ordinary course of business consistent with past practice provided that, without limiting the generality of the foregoing or of
              Section 4.1(a)(xii) or Section 4.3, (x) the direct or indirect acquisition or disposition of a significant portion of the assets of its railroad business, and (y) a merger, consolidation or other business combination with any other company involved in the railroad business that would have the effect set forth in clause
              (x) shall not be considered in the ordinary course of business consistent with past practice; or

                   (ii) enter into (including by merger, acquisition of assets or securities or otherwise) any new line of business, in a material way, other than those engaged in by White as of the date of this Agreement; or

                   (iii) authorize, or commit or agree to take, any of the
              foregoing actions.

              SECTION 14. (a) Section 5.3(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

              The Parties intend that the Amended Offer, the Second

         Offer, the First Merger and the Second Merger, if integrated and treated as a single transaction (the "Reorganization"), shall qualify as a reorganization within the meaning of Section 368 of the Code. Each party and its affiliates shall use reasonable efforts to cause the Reorganization to so qualify and to obtain, as of the Closing Date, the opinions (the "Tax Opinions") of Wachtell, Lipton, Rosen & Katz, counsel to White, and Cravath, Swaine & Moore, counsel to Green, in each case to the effect that the Reorganization shall qualify as a reorganization within the meaning of Section 368 of the Code, it being understood that in rendering such Tax Opinions, such tax counsel shall be entitled to rely upon representations of officers of Green and White substantially in the form of Exhibits F and G (with appropriate conforming modification thereto to reflect the changes made by the Second Amendment). Each party agrees that from and after the time hereof it will not (and will not permit its affiliates to) take any action that would result in the Reorganization failing to qualify as a reorganization within the meaning of Section 368 of the Code except to the extent that such action is specifically contemplated by this Agreement or is required by the STB. The parties shall take the position for all purposes that the Reorganization qualifies as a reorganization within the meaning of Section 368 of the Code unless and until the parties fail to obtain either of the Tax Opinions as of the Closing Date. The provisions of this Section 5.3 shall not terminate on the Control Date and shall survive indefinitely.

              (b) The first use of the word "will" in Section 5.3(b) of the Merger Agreement is hereby deleted and replaced with the word "may".

              SECTION 15. (a) The words "For three years after the Effective Time" in the first sentence of Section 5.8(c) of the Merger Agreement are hereby deleted and replaced in their entirety with the words "From the Control Date through the third anniversary of the Effective Time".

              (b) The second and third uses of the words "Effective Time" in
Section 5.8(c) is hereby deleted and replaced with the words "Control Date".

              SECTION 16. The following is hereby added to the end of Section
5.12 of the Merger Agreement:

         White shall use reasonable efforts to cause the White Merger Securities to be issued in the Merger or under the Green Stock Plans to be listed on the NYSE prior to the Closing Date, subject to official notice of issuance.

              SECTION 17. (a) The following is added at the end of Section 6.1 of the Merger Agreement:

              (a) Additional Condition to Second Merger. The First Effective Time shall have occurred and White shall own at least 80% of Green's outstanding capital stock, on a fully diluted basis; and at a meeting duly called and held after the First Effective Time, Green's Board of Directors shall have approved the Second Merger (as a plan of merger and liquidation under Section 332, Section 337 and Section 368 of the
         Code). Except as provided in this Section 6.1, there shall be no other conditions to the consummation of the Second Merger, and as of the First Effective Time, all consents of shareholders of White, Tender Sub or Green necessary to consummate the Second Merger shall have been given.

              (b) The term "Merger" in Sections 6.2 and 6.3 of the Merger Agreement is hereby deleted and replaced with the term "First Merger".

              SECTION 18. Section 6.1(d) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

              (d) Listing. The White Common Stock and the White Merger Securities issuable to Green's shareholders pursuant to this Agreement and under the Green Stock Plans shall have been approved for listing on the NYSE prior to the Closing Date, subject to official notice of issuance.

              SECTION 19. Section 6.2(d) and Section 6.3(c) of the Merger Agreement are hereby deleted in their respective entireties, and all references to such Sections are hereby deleted in their respective entireties.

              SECTION 20. The words "which is addressed above" in Section 6.2(e) of the Merger Agreement are hereby deleted in their entirety.

              SECTION 21. The following is hereby added to the end of Section
8.1 of the Merger Agreement:

         The parties agree that the provisions of Articles IV and V shall be binding through the Control Date, provided that the provisions of
         Article IV (other than Sections 4.1(a)(xii), Section 4.1(d), the last sentence of Section 4.1(c), Section 4.1(e) and Section 4.3) and Section
         5.15 shall not be binding as against White and its subsidiaries following the Effective Time; provided, however, that all obligations of White or its affiliates under this Agreement shall terminate upon the earlier of (i) December 31, 1998 and (ii) the date of STB denial.

              SECTION 22. The following is hereby added to the end of Section 8.3(f) of the Merger Agreement:

              (g) "STB approval," for all purposes under this Agreement, means the issuance by the STB of a decision, which decision shall become effective and which decision shall not have been stayed or enjoined, that (A) constitutes a final agency action approving, exempting or otherwise authorizing the acquisition of control over Green's railroad operations by White and
         (B) does not (1) change or disapprove of the consideration to be given in the Merger or other material provisions of Article II of this Agreement or (2) unless White chooses to assume control despite such conditions, impose on White, Green or any of their respective subsidiaries any other terms or conditions (including, without limitation, labor protective provisions but excluding conditions heretofore imposed by the ICC in New York Dock Railway--Control-- Brooklyn Eastern District, 360 I.C.C. 60 (1979)), other than those proposed by the applicants, that materially and adversely affect the long-term benefits expected to be received by White from the transactions contemplated by this Agreement;

              (h) the "Control Date" means the date on which White lawfully is permitted to assume control over Green's railroad operations pursuant to STB approval or exemption;

              (i) "STB denial," for all purposes under this Agreement, means (i) STB approval shall not have been obtained by December 31, 1998 or (ii) the STB shall have, by an order which shall have become final and no longer subject to review by the courts, either (x) refused to approve the acquisition of control of Green by White or (y) approved such acquisition of control subject to conditions that cause such approval not to constitute STB approval; and

              (j) following the Second Effective Time, all rights and obligations of Green under this Agreement shall be exercisable or performed by the Surviving Corporation (as successor to Green), and any consent or approval of Green hereunder following the First Effective Time or the Second Effective Time shall mean the consent or approval of the Surviving Corporation's board of directors (or its duly authorized representatives).

              SECTION 23. The term "Merger Agreement" or "this Agreement" as used in the Merger Agreement shall be deemed to refer to the Merger Agreement as amended by the First Amendment and the Second Amendment (provided that the terms "date hereof" or "date of this Agreement" as used in the Merger Agreement shall mean October 14, 1996); the "Merger" as used in the Merger Agreement shall be deemed to refer to the First Merger and the Second Merger; and the term "Green Fairness Opinions" as used in the Merger Agreement shall be deemed to include the Second Green Fairness Opinions and the Third Green Fairness Opinions.

              SECTION 24. The words "270 days from the date hereof," "270 days after the date hereof", "270 days after October 14, 1996" and "270 days after October 14, 1996" in

Section 4.2(a), Section 4.2(b), Section 7.1(b)(ii) and Section 7.1(b)(iii), respectively, of the Merger Agreement are hereby deleted and replaced with the words "December 31, 1998".

              SECTION 25. Exhibit H hereto is hereby added as such an exhibit to the Merger Agreement.

              SECTION 26. Exhibits A and E to the Merger Agreement are hereby deleted and replaced in their entireties with Exhibits A and E hereto respectively.

              SECTION 27. Exhibit C will be amended as may be necessary to permit the issuance of the White Merger Securities.

                                   ARTICLE II

                                     GENERAL

              SECTION 1. Merger Agreement. Except as amended hereby, the provisions of the Merger Agreement shall remain in full force and effect.

              SECTION 2. Counterparts. This Second Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

              SECTION 3. Entire Agreement; No Third-Party Beneficiaries. Other than the Merger Agreement (and subject to Section 8.6 thereof), this Second Amendment (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Second Amendment and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies.

              SECTION 4. GOVERNING LAW. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE LAWS OF THE RESPECTIVE STATES OF INCORPORATION OF EACH OF THE PARTIES HERETO SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF SUCH PARTY AND ITS BOARD OF DIRECTORS.

              SECTION 5. Assignment. Neither this Second Amendment nor any of the rights, interests or obligations under this Second Amendment shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Second Amendment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

              SECTION 6. ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE

PROVISIONS OF THIS SECOND AMENDMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS SECOND AMENDMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS SECOND AMENDMENT IN ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR IN NEW YORK STATE COURT, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO
(A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR ANY NEW YORK STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS SECOND AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS SECOND AMENDMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS SECOND AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS SECOND AMENDMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF NEW YORK OR A NEW YORK STATE COURT.

              SECTION 7. Headings. The headings contained in this Second Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Second Amendment.

              SECTION 8. Severability. If any term or other provision of this Second Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Second Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Second Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

              IN WITNESS WHEREOF, Conrail Inc., Green Acquisition Corp. and CSX Corporation have caused this Second Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                             CONRAIL INC.

                             by

                             _________________________
                             Name:
                             Title:


                             GREEN ACQUISITION CORP.

                             by

                             _________________________
                             Name:
                             Title:


                             CSX CORPORATION

                             by

                             _________________________
                             Name:
                             Title:

                                                                       EXHIBIT A

                              CORPORATE GOVERNANCE


Board of Directors of White

         Immediately following the Control Date, the Board of Directors of White shall consist of the current Chairmen of the Boards of each of White and Green and an even number of other directors (all of whom shall be outside directors) to be agreed upon, of whom 50% shall be designated by each of White and Green.

Committees of the Board of Directors and Chairpersons of Committees

Immediately following the Control Date:

         The Board of Directors of White shall initially have six committees: the finance and planning committee, the executive committee, the audit committee, the ethics committee, the compensation committee and the nominating committee. Each committee shall be comprised of four directors, of which two shall be designated by each of White and Green. The only committees on which the current Chairman of the Board of each of White and Green shall serve shall be the executive committee and the finance and planning committee, and the current Chairman and Chief Executive Officer of White shall chair the executive committee and designate the chair of the finance and planning committee. White shall designate the chairperson of the compensation committee and the audit committee and Green shall designate the chairperson of the nominating committee and the ethics committee.

Executive Management

         At the Control Date and for two years thereafter, the current Chairman and Chief Executive Officer of White shall continue as the Chairman and Chief Executive Officer of White and the current Chairman of the Board and Chief Executive Officer of Green shall be President and Chief Operating Officer of White and President and Chief Executive Officer of each of its railroad subsidiaries (the "Railroad CEO"). Immediately following such period, the current Chairman and Chief Executive Officer of White shall continue as Chairman of White for an additional two-year period (and Chairman Emeritus for a one-year period thereafter) and the current Chairman of the Board and Chief Executive Officer of Green shall be elected to the additional office of Chief Executive Officer of White on the second anniversary of the Control Date and shall succeed as Chairman of White at the end of such additional two-year period. The foregoing arrangements under this heading "Executive Management" may be altered only by a vote following the Control Date of 75% of the members of the Board of Directors of White.

White Articles of Incorporation

         At or prior to the Control Date, the Articles of Incorporation of White shall be amended to change the corporate name of White to a new neutral name not including, except with the prior written consent of each of Green and White, any aspect of the names of either Green or White or their subsidiaries or predecessors.

White By-laws

         At or prior to the Control Date, the White By-laws shall be amended to provide that any amendment to or modification of the arrangements set forth under the heading "Executive Management" or of the employment agreements with the current Chairmen of White and Green entered into as of the date of this Agreement shall require a vote of 75% following the Control Date of the members of the Board of Directors of White.

                                                                       EXHIBIT H

                           Convertible Preferred Stock

Type:              Convertible preferred stock(1)

Amount:            $    million ($16 per share) -      million shares

Liquidation
Preference:        $50 per share

Maturity:          [7-10 years, perpetual]

Yield: Quarterly, market yield such that securities are expected to trade at par on a fully distributed basis.

Conversion
Premium:           [20%-25%]   Established relative to [10-20] day average
                   closing price ending 2 days before distribution of the security.

Call
Protection:        [3-4] years.  Standard redemption schedule thereafter.

Fundamental
Change: Upon the occurrence of a fundamental change (i.e. a merger or acquisition of the issuer for consideration which is not all or substantially all common stock) the conversion price will be adjusted downward if necessary to insure that the preferred share is convertible into consideration worth at least the prevailing redemption price. (Standard for convertible preferred stock underwritten by Conrail's and CSX's financial advisors).

Antidilution
Language:          Standard for convertible preferred stock underwritten by
                   Conrail's and CSX's financial advisors.






--------------------
         (1)      May be trust convertible preferred stock.